Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119668



PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED FEBRUARY 4, 2005



                                [OBJECT OMITTED]
                       STARTECH ENVIRONMENTAL CORPORATION

                               -------------------

      This Prospectus Supplement No. 2 supplements information contained our prospectus dated February 4, 2005, as amended and supplemented from time to time. This prospectus relates to the resale by the selling securityholders identified in the prospectus of up to 9,353,000 shares of common stock, which includes 2,553,299 shares of common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place since 2002.

      You should read this Prospectus Supplement No. 2 in conjunction with the prospectus, as supplemented and amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 30, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 21, 2005

                                 ---------------


                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Colorado                      0-25312                 84-1286576
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)


       15 Old Danbury Road, Suite 203                             06897
                Wilton, CT                                      (Zip code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (203) 762-2499

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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

Item 1.01   Entry into a Material Definitive Agreement.

      On March 21, 2005, Startech Environmental Corporation ("Startech") entered into a Securities Purchase and Registration Rights Agreement (the "Purchase Agreement") with Intercapital Group, LLC, a California limited liability company ("ICG"). Pursuant to the terms of the Purchase Agreement, ICG has agreed to purchase in a private placement, at one or more closings to take place on or before March 31, 2005, a total of $11,000,000 of shares of common stock of Startech. For each share of common stock purchased, ICG will be issued a warrant to purchase one share of common stock, which warrant will be exercisable for a period of three years from the date of issuance. Startech has agreed to provide certain piggyback registration rights with respect to the shares of common stock issuable upon exercise of the warrants; however, ICG has agreed not to sell any of the shares of common stock purchased in the private placement (excluding the shares issuable upon exercise of the warrants) for a period of two years following the closing.

Item 9.01   Financial Statements and Exhibits

      (a)   Financial Statements

            Not applicable.

      (b)   Exhibits

            Exhibit    Description
            -------    -----------

            10.1 Stock Purchase and Registration Rights Agreement dated as of March 21, 2005, by and between Startech Environmental Corporation and InterCapital Group, LLC.*

            10.2 Form of Warrant Agreement issued by Startech Environmental Corporation to InterCapital Group, LLC.

            * Portions omitted pursuant to a request for confidential treatment.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Internet Commerce Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 22, 2005

                              STARTECH ENVIRONMENTAL CORPORATION



                              By: /s/ Peter J. Scanlon
                                 ----------------------------
                                 Peter J. Scanlon
                                 Chief Financial Officer